Exhibit 99.1

US ECOLOGY AND NRC GROUP AGREE TO MERGE, EXPANDING LEADERSHIP IN SPECIALTY AND INDUSTRIAL WASTE SERVICES

Boise, Idaho and Houston, Texas; June 24, 2019 — US Ecology, Inc. (Nasdaq-GS: ECOL) today announced that it has entered into a definitive merger agreement with NRC Group Holdings Corp. (NYSE American: NRCG), a national leader in comprehensive environmental, compliance and waste management services to the marine and rail transportation, general industrial and energy industries, in an all-stock transaction with an enterprise value of $966 million. The transaction is expected to close in the fourth quarter of 2019 and is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, respective stockholder approvals and other customary closing conditions. The transaction will create a nationwide leader in industrial and hazardous waste management services and is projected to be mid-single digit accretive to US Ecology’s 2020 adjusted earnings per share, before synergies.

“The addition of NRCG’s substantial service network strengthens and expands US Ecology’s suite of environmental services,” said Jeffrey R. Feeler, President, Chief Executive Officer and Chairman of US Ecology. “This transaction will establish US Ecology as a leader in standby and emergency response services and adds a new waste vertical in oil and gas exploration and production landfill disposal to further drive waste volumes throughout the Gulf region.”

NRCG is one of two leading national Oil Spill Removal Organizations (“OSRO”) that provide mandated standby emergency response for the transportation of oil products.  With more than 50 service centers, NRCG has a national service network providing emergency and spill response, light industrial services, hazardous and industrial waste management and transportation services.  From a growing base of disposal assets in the two key oil basins in the Gulf region, the Permian and the Eagle Ford, NRCG provides landfill disposal of waste from oil and gas drilling, treatment and handling of residual waste streams and rental and transportation services to support its disposal operations.

“NRCG will bring highly complementary services and customers to US Ecology and will position the combined company as a leading player in industrial waste management while strengthening its position in the overall environmental services market,” said Christian T. Swinbank, President and Chief Executive Officer of NRCG. “We believe the combination will provide compelling upside for stockholders of both companies.”

The transaction has been approved by both companies’ Boards of Directors. Upon completion of the transaction, US Ecology stockholders will own approximately 70% of the combined company, and NRCG stockholders will own approximately 30% on a fully diluted basis. The combined company will use the US Ecology name, and its shares will continue to be listed on the Nasdaq Global Select Market under the ticker ECOL.  Jeffrey R. Feeler will continue to serve as President, Chief Executive Officer and Chairman of the Board of Directors. The company will maintain its headquarters in Boise, Idaho with regional support centers in Boise, Detroit, New York and Houston.

Strategic Benefits

•                  Will expand leadership in specialty and industrial waste services. This merger supports US Ecology’s vision of becoming the premier provider of comprehensive environmental services by adding high quality landfill disposal assets, a complementary new oil and gas exploration and production (“E&P”) waste stream, and an expanding scale of key service verticals that drive volume to US Ecology’s fixed facilities.

•                  Will establish a leadership position in marine and land-based emergency response, including a premier standby network. As a nationally-recognized OSRO, NRCG generates a recurring, compliance-driven revenue stream, with upside from spill events and international expansion, particularly in Mexico and Canada. The acquisition adds over 50 additional service sites that provide emergency response (“ER”), “light” industrial services and waste handling to drive recurring base business through US Ecology’s national service network.

•                  Will Provide National Service Network, which is Consistent with US Ecology’s Growth Strategy.  The addition of over 50 service sites will provide a platform to support other field services offered by US Ecology, including retail compliance, lab pack, and LTL waste transportation.

•                  Will provide significant opportunities for synergies, with ROIC projected to exceed the cost of capital in the first full year.  This is a highly accretive transaction with synergies of approximately $20 million and potential for upside through realization of additional revenue and cross-selling opportunities.

•                  Will draw upon the collective talents of both companies. The combination of US Ecology and NRCG is intended to create a best-of-breed enterprise that will harness the experience and expertise of each organization to ensure that customers benefit fully from their complementary capabilities.

Financial Highlights

NRCG’s pro forma revenue and adjusted EBITDA, as reported, were approximately $389 million and $91 million, respectively, for the year ended December 31, 2018, which includes pro forma adjustments for its 2018 acquisitions. NRCG is expected to contribute approximately $120 million to US Ecology’s adjusted EBITDA in the first full year following the combination and be accretive in the mid-single digits to US Ecology’s 2020 adjusted earnings per share, before synergies. Adjusted EPS excludes transaction, integration and other nonrecurring expenses.

Terms of the Transaction

Under the terms of the merger agreement, US Ecology will form a new holding company which will take the name of US Ecology, Inc. immediately upon the closing of the transaction and will own both US Ecology and NRCG.

US Ecology stockholders will receive 1 share of common stock of the new holding company for each share of US Ecology common stock they own upon closing of the transaction.

NRCG common stockholders will receive 0.196 shares of common stock of the new holding company for each share of NRCG common stock they own upon closing of the transaction.  The exchange ratio represents a price of $12.00 per share of NRCG stock, based on the US Ecology average share price over the last 15-trading days.  The $12.00 price per share represents a premium of approximately 36% to NRCG’s June 21, 2019 closing price of $8.83.

Each share of NRCG’s 7.00% Series A Convertible Cumulative Preferred Stock is expected to be converted in the merger into approximately 1.8 common shares of the new holding company.

NRCG’s 19.249 million outstanding Warrants to purchase NRCG common stock will be converted to 3.773 million Warrants to purchase common stock of the new holding company, with a strike price of $58.67 each.

The transaction will provide NRCG stockholders with continued participation in the future prospects expected to result from the combination through their ownership of approximately 30% of the stock of the new holding company, on a fully diluted basis.

US Ecology will refinance NRCG’s existing senior credit facilities through a new Term Loan B. Wells Fargo Securities, LLC and Bank of America Merrill Lynch, have agreed to provide committed financing for the transaction. The transaction is not subject to a financing contingency.

Advisors

Bank of America Merrill Lynch and Houlihan Lokey are serving as US Ecology’s financial advisors and Dechert LLP is serving as legal counsel. Evercore is serving as NRCG’s financial advisor and Jones Day is serving as legal counsel. Wells Fargo Securities, LLC and Bank of America Merrill Lynch are acting as Joint Lead Arrangers for the financing.

Conference Call

US Ecology, Inc. will hold an investor conference call on Monday, June 24, 2019 at 9:00 a.m. Eastern Daylight Time (7:00 a.m. Mountain Daylight Time) to discuss this acquisition.  Questions will be invited after management’s presentation. Interested parties can join the conference call by dialing (877) 512-4138 or (412) 317-5478.  The conference call will also be broadcast live on US Ecology’s website at www.usecology.com.  An audio replay will be available through July 1, 2019, by calling (877) 344-7529 or (412) 317-0088 and using the passcode 10132865. The replay will also be accessible on US Ecology’s website at www.usecology.com.

About US Ecology, Inc.

US Ecology, Inc. is a leading North American provider of environmental services to commercial and government entities. The company addresses the complex waste management needs of its customers, offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, as well as a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best—in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952 and has operations in the United States, Canada and Mexico. For more information, visit www.usecology.com.

About NRC Group Holdings Corp.

NRC Group Holdings Corp. is a global provider of a wide range of environmental, compliance and waste management services. NRCG’s broad range of capabilities and global reach enable it to meet the critical, and often non-discretionary, needs of more than 5,000 customers across diverse end markets to ensure compliance with environmental, health and safety laws and regulations around the world. NRC Group, a wholly owned subsidiary of NRCG, was established in June 2018 through the combination of two businesses, National Response Corporation and Sprint Energy Services, both previously operating separately under the ownership of investment affiliates of J.F. Lehman & Company. For more information, please visit www.nrcg.com. No portion of the website referenced in this paragraph is incorporated by reference into or otherwise deemed to be a part of this news release.

FORWARD LOOKING STATEMENTS

Statements in this communication that are not historical facts are forward-looking statements that reflect US Ecology’s and NRCG’s respective management’s current expectations, assumptions and estimates of future performance and economic conditions. These forward-looking statements are made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements relate to, among other things, the anticipated closing of the proposed transaction, the satisfaction of closing conditions to the transaction, the expected benefits of the proposed merger, including estimated synergies, estimates and projections concerning the business and operations, strategic initiatives and value creation plans of the combined companies, the ownership structure of the combined company and the refinancing of NRCG’s existing indebtedness. All statements other than historical facts may be forward-looking statements; words such as “anticipate,” “believe,” “could,” “design,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “imply,” “intend,” “may”, “objective,” “opportunity,” “outlook,” “plan,” “position,” “potential,” “predict,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “target,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes are used to identify forward-looking statements. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the control of US Ecology or NRCG. Factors that could cause US Ecology’s or NRCG’s actual results to differ materially from those implied in the forward-looking statements include: (1) the risk that the conditions to the closing of the transaction are not satisfied, including the risk that required approvals for the transaction from governmental authorities or the stockholders of NRCG or US Ecology are not obtained; (2) the occurrence of any event, change or other circumstances that either could give rise to the right of one or both of NRCG or US Ecology to terminate the Merger Agreement, (3) litigation relating to the transaction; (4) uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; (5) risks related to disruption of management time from ongoing business operations due to the proposed transaction; (6) unexpected costs, charges or expenses resulting from the transaction (7) the ability of NRCG and US Ecology to retain and hire key personnel; (8) competitive responses to the proposed transaction and the impact of competitive services; (9) certain restrictions during the pendency of the mergers that may impact NRCG’s or US Ecology’s ability to pursue certain business opportunities or strategic transaction; (10) the terms and availability of the indebtedness planned to be incurred in connection with the transaction to refinance NRCG’s existing indebtedness; (11) potential adverse changes to business relationships resulting from the announcement or completion of the transaction; (12) the combined companies’ ability to achieve the growth prospects and synergies expected from the transaction, as well as delays, challenges and expenses associated with integrating the combined companies’ existing businesses; and (13) legislative, regulatory and economic developments, including changing business conditions in the industries in which NRCG and US Ecology operate. These risks, as well as other risks associated with the proposed transaction, will be more fully described in the joint proxy statement/prospectus that will be filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this communication, which speak only as of this date. Neither US Ecology nor NRCG undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, projection or estimate of the future financial performance of US Ecology, NRCG or the combined company, whether following the implementation of the proposed transaction or otherwise.

In addition, actual results are subject to other risks and uncertainties that relate more broadly to US Ecology’s and NRCG’s overall business, including those more fully described in US Ecology’s and NRCG’s filings with the SEC.

No Offer or Solicitation

This communication relates to a proposed business combination between US Ecology and NRCG. The information in this communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed transaction, US Ecology will file with the SEC a Registration Statement on Form S-4 that will include the Joint Proxy Statement of US Ecology and NRCG and a Prospectus of US Ecology, as well as other relevant documents regarding the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS, REGARDING THE MERGERS WHEN THIS DOCUMENT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. A definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of US Ecology and NRCG. A free copy of the Joint Proxy Statement/Prospectus, as well as other filings containing information about US Ecology and NRCG, may be obtained once it becomes available at the SEC’s website, www.sec.gov. You will also be able to obtain these documents, free of charge, by accessing US Ecology’s website at https://investors.usecology.com/ or by accessing NRCG’s website at www.ir.nrcg.com.

Participants in the Solicitation Relating to the Mergers

US Ecology and NRCG and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from US Ecology stockholders and NRCG stockholders in respect of the proposed transaction. Information regarding US Ecology’s directors and executive officers is contained in US Ecology’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 11, 2019, which are filed with the SEC. Information regarding NRCG’s directors and executive officers is contained in NRCG’s Annual Report on Form 10-K for the year ended December 31, 2018 and its Proxy Statement on Schedule 14A, dated April 17, 2019, which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction will be included in the registration statement and joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.  Free copies of these documents may be obtained as described in the preceding paragraph.

US Ecology

Contact: Alison Ziegler, Darrow Associates (201) 220-2678

aziegler@darrowir.com

www.usecology.com

NRC Group Holdings Corp.

Contact:  Cody Slach or Jared Filippone, CFA, Gateway Investor Relations (949) 574-3860
NRCG@gatewayir.com